Exhibit 99.1

10868 189th Street Council Bluffs, IA 51503 Phone: 712-366-0392 Fax: 712-366-0394
February 2014

Members and Friends:

We have begun a new calendar year and we have many good things happening so far.

Safety - As of February 15, we have over 1,500 days (4+ years) without a lost time day accident and over 100 days without a recordable incident. This year we have targeted “engagement” as our key objective in safety. In addition, we implemented a new program for safety. Pairs of employees will be assigned to review selected areas of the plant. To date, we have assigned teams the area to be reviewed and the date they will complete their review. The pairs will take photographs of any concerns. The results will be documented, reviewed by the Safety Committee and plans for correction documented.

Our spring shutdown is scheduled for April, so the next several weeks will be focused on reviewing our procedures and ensuring we have our lock-out-tag-out and confined space permitting carefully reviewed.

Financials - On Tuesday, February 4, 2014, we issued a press release announcing our first quarter financials for the three months ending December 31, 2013. Our quarterly Form 10-Q for this period was filed on February 6, 2014. These financials can be accessed via the “Quarter End Form 10-Q” report and the press release on our website www.sireethanol.com . Click on the Investor Relations Tab and select “SIRE’s SEC forms are available for viewing on the SEC's website- View”.  Our financial results are prepared quarterly and annually and contain our financial, operational and statistical information. The press release related to our most recent filing can also be accessed from the Newsletter Tab by selecting “Press Releases, February 4, 2014”.

We mailed the K-1 tax filing information to unit holders on Friday, February 7, 2014. This mailing included a letter detailing our tax filing as of the end of December 2013. In addition, we included a proxy card and return envelope. This mailing was in addition to the mailing sent on January 30, 2014 that contained the Notice of Internet Availability, proxy card and return envelope. We encourage you to review the Proxy Materials as posted on the website under Annual Meeting 2014 on the Investor Relations page. Your vote is always appreciated and especially this year for important amendments to our Operating Agreement recommended by the Board. Please take the opportunity to be an active member and participate in the affairs of our company.

Debt – we continue to make excellent progress in reducing our debt, and are in negotiations with the banks as well as the Subdebt lenders to renew our agreements before their August maturities.

Operations - We produced 33.2 million gallons of denatured ethanol for the first fiscal 2014 quarter. Our denatured yield for this period was 2.78 gallons of ethanol per bushel. Our yield changed as we switched to processing the new crop. With good ethanol margins, we have been able to run the plant at the maximum rate, only limited by corn deliveries and weather related delays for ethanol car returns.

Our departments’ goals this year have special emphasis in the areas of safety, improved yield, good starch conversion and maximizing earnings. The last two months we have worked on improving our customer service in the scale house, probe and grains receiving. We have worked on providing our drivers and customers with an efficient and positive loading experience. Operations continue to refine conversion and maximize ethanol production per bushel. We have completed trials of chemicals and products to achieve the best results.  The Lab and Environmental department has completed several required audits and certifications; accurate testing and reporting is critical to our success. Maintenance is working on a Maintenance Technician training program with required testing and certification. The entire department is working to coordinate our April 2014 shutdown which will include some software changes to the control room and a full inspection of one of our silos. Their coordination and planning is critical to accomplishing the tasks we have planned. Logistics has increased loading and unloading with the higher plant rates. The weather caused some slowdown for our returning rail cars. When the cars arrived, the department

SIRE Newsletter – Volume VIII Issue 1
This newsletter contains forward-looking statements. We undertake no responsibility to update any forward-looking statement. When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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stepped up to get the units out again in a timely manner. With consistent rates the Material Handlers have adjusted to the corn deliveries pace, loading ethanol unit trains and wet and dry distillers’ grains. Our Plant Coordinator has further refined our process safety management program. This department also coordinates our water treatment facilities. Operator training and testing continues to improve the overall quality of our operators. The Plant Engineer has been working on several returns on investment analysis for key projects; he also is ensuring we have up to date P&IDs to reflect recent piping projects.

Human Resources and Training - In December and January, four positions were filled including two new positions for the probe house. In December, we held our staff Holiday Celebration and recognized 16 employees for being with SIRE for five years or more. In January, SIRE was a co-host for the Arbor Bank Ag Appreciation Dinner and the TS Bank Ag Summit. Both events were well attended and had great presentations. We saw many of our members and welcomed the opportunity to answer questions and share how things are going. We hope to see some of you at the March 12-13 Triumph of Ag Expo at the Century Link Center, and at our Annual Meeting on March 21, 2014 at the Treynor Community Center.

Markets- If you would like to sell corn or purchase our byproducts (distillers’ grains, wet cake, or corn oil), please contact the Bunge Merchandising team directly at the following numbers: Kristan Barta, 712-366-8830 for corn, DDGS, and wet distillers; Dustin Ploeger, 712-366-8462 and Channing Batz, 712-366-8478 can also help you with corn sales and distillers grain purchases. You may also contact them by calling our office 712-366-0392 and asking for a merchandiser. Remember to sign up for text or email messaging for the daily bid sheet and changes to delivery/pick-up hours.

General Manager Notes-

During, this past quarter SIRE has continued to generate good margins and cash flow. We have worked hard to take advantage of good corn pricing, good ethanol margins and a continued attractive distillers grains program; both in dry and wet. During the past year we have made excellent progress reducing our debt. We will be presenting these results at our Annual Meeting.

Many of our employees, vendors, customers and members sent in opinion letters and cards to the US Environmental Protection Agency, expressing the common message, “Don’t Mess with the RFS.” We will now wait for the EPA’s response. Meanwhile, we have been challenged with the winter weather that brought less snow but record low temperatures. Safety has been our first concern for our employees, customers, and vendors working in these conditions. Despite the cold, the construction on the Air Products CO2 plant continues and is expected to start up in April. We will be coordinating this with our April shutdown.

I hope you all take note of the Annual Report and Proxy Statement as posted on our SIRE website, and that you vote your proxy card. We want each of you to participate in the affairs of the company. I hope to see you at the Annual Meeting, March 21, 2014, 1 pm, at the Treynor Community Center, Treynor, IA.

As always, please feel free to contact me at (712) 352-5002 should you have any questions.

Thank you for your support
Brian Cahill, General Manager/CEO

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Did you know that you can donate grain to benefit Children’s Square, Christian Home Association, in Council Bluffs? M. Merrill Johnson, Director of Gift Giving and Stewardship can answer any questions you have. Bunge is one of the participating elevators where you can donate the grain and the payment goes to Children’s Square. You can reach Christian Home Association-Children’s Square U.S.A. at 712-322-3700 or mmjohnson@childrenssquare.org for more information.

SIRE Newsletter – Volume VIII Issue 1
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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